                                                                 EXHIBIT 10.8(a)

                     LOAN MODIFICATION AGREEMENT AND WAIVER


      This Loan Modification Agreement and Waiver ("this Agreement") is made as of June 29, 2001 between Sapient Corporation, a Delaware corporation (the "Borrower") and Fleet National Bank (the "Bank"). For good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Borrower and the Bank act and agree as follows:

         1. Reference is made to: (i) that certain letter agreement dated June 30, 2000 (the "Letter Agreement") between the Borrower and the Bank; and
(ii) that certain $5,000,000 face principal amount promissory note dated June 30, 2000 (the "Revolving Note") made by the Borrower and payable to the order of the Bank. The Letter Agreement and the Revolving Note are hereinafter collectively referred to as the "Financing Documents".

         2. The Bank hereby waives the Event of Default under the Letter Agreement which would otherwise exist due to the Borrower's failure to comply with Section 3.10 of the Letter Agreement ("Profitability") for the fiscal quarter ended March 31, 2001; provided that the waiver contained in this sentence will not be deemed to apply to any other provisions of any of the Financing Documents nor to any other fiscal period. The Bank also waives the Events of Default which would otherwise exist under the Letter Agreement due to the Borrower's failure to furnish to the Bank, by March 31, 2001, consolidating financial statements for the Borrower's fiscal year ended December 31, 2000 and a budget for its fiscal year ending December 31, 2001, all as required by paragraph (i) of Section 3.6 of the Letter Agreement; provided that the waiver contained in this sentence will be deemed to apply only to the financial statements and budget described herein for the specific respective fiscal years described herein and not to any other provisions of any of the Financing Documents nor with respect to any other fiscal period.

         3. The Letter Agreement is hereby amended, effective as of the date hereof:

         a. By deleting in its entirety Section 3.5 of the Letter Agreement and by substituting in its stead the following:

                  "3.5. Conduct of Business. The Borrower will conduct, in the ordinary course, the business in which it is presently engaged. The Borrower will not, without the prior written consent of the Bank, directly or indirectly (itself or through any Subsidiary) enter into any other lines of business, businesses or ventures, except for investments in other business and ventures (the `Other Permitted Ventures') which will not exceed $10,000,000 per investment nor $25,000,000 in the aggregate during the term of this letter agreement."

         b. By adding to paragraph (ii) of Section 3.6 of the Letter Agreement, at the end of such paragraph, the following:

                  "Without limitation of the foregoing, if, as at the end of any month, the Borrower does not have Liquid Assets of at least $200,000,000, then the Borrower will provide to the Bank, within 20 days after the end of such month, a report setting forth the amount of the Borrower's Liquid Assets as at the relevant month-end and listing, in detail reasonably satisfactory to the Bank, the Liquid Assets then owned by the Borrower."

         c.       By inserting into the first sentence of paragraph (iii) of
Section 3.6 of the Letter Agreement, immediately after the words "quarterly financial statement of the Borrower", the following:

                  "or monthly statement of Liquid Assets"

         d. By deleting from the first sentence of Section 3.7 of the Letter Agreement the words "as at the end of each fiscal quarter of the Borrower (commencing with June 30, 2000)" and by substituting in their stead the following:

                  "at all times"

         e. By deleting in their entireties Sections 3.8, 3.9 and 3.10 of the Letter Agreement and by substituting in their stead the following:

                  "3.8. Net Worth. The Borrower will maintain at all times a consolidated Tangible Net Worth which shall not be less than the then-effective TNW Requirement. As used herein, the `TNW Requirement' is deemed to be $260,000,000 as at June 30, 2001; and as at the last day of each fiscal quarter thereafter (commencing with September 30, 2001) (each, a `Determination Date') the TNW Requirement will be deemed to become an amount equal to the sum of (i) that TNW Requirement which had been in effect on the last day of the immediately preceding fiscal quarter, plus (ii) 80% of the net proceeds of any equity securities sold by the Borrower during the fiscal quarter ending at such Determination Date, plus (iii) 80% of the consolidated Net Income of the Borrower and Subsidiaries during said fiscal quarter ending at such Determination Date (but without giving effect to any Net Income which is less than zero for any fiscal quarter).

                  3.9. Quick Ratio. The Borrower will maintain, at all times, a Quick Ratio of not less than 1.5 to 1. As used herein, `Quick Ratio', as determined at any date, is the ratio of (x) Net Quick Assets of the Borrower as at such date to (y) Current Liabilities of the Borrower and its Subsidiaries (on a consolidated basis) as at such date.

                  3.10. Liquid Assets. The Borrower will maintain at all times Liquid Assets of not less than $150,000,000."

         f. By deleting clause (vii) of Section 4.6 of the Letter Agreement and by substituting in its stead the following:

                  "(vii) investments in any Subsidiaries now existing or hereafter created by the Borrower pursuant to Section4.7 below and/or in Other Permitted Ventures now existing or hereafter entered into; provided that in any event the Tangible Net Worth of the Borrower alone (inclusive of its investment in any Pledged Securities Subsidiary but exclusive of its investment in any other Subsidiaries and/or any Other Permitted Ventures and any debt owed by any Subsidiary and/or Other Permitted Venture to the Borrower) will not be less than 85% of the consolidated Tangible Net Worth of the Borrower and Subsidiaries."

         g. By deleting from Section 4.7 of the Letter Agreement the words "in Digital Business Ventures and other investments".

         h.       By deleting the last sentence of Section 4.9 of the Letter
Agreement.

         i.       By deleting from the Borrower's notice address contained in
Section 6.6 of the Letter Agreement the words "Deborah Gray, Vice President and General Counsel" and by substituting in their stead the following:

                  "Jane E. Owens, Senior Vice President and General Counsel"

         j.       By changing the notice address of the Bank, pursuant to
Section 6.6 of the Letter Agreement, to the following:

                  "Fleet National Bank
                  Technology & Communications Group
                  Mail Stop: MA DE 10009G
                  100 Federal Street
                  Boston, MA 02110
                  Attention: Larisa B. Chilton, Vice President"

         k. By deleting from Section 7.1 of the Letter Agreement the definition of "Digital Business Ventures" contained therein.

         l. By deleting in its entirety the definition of "Expiration Date" appearing in Section 7.1 of the Letter Agreement and by substituting in its stead the following:

                  "`Expiration Date' - August 31, 2001, unless extended by the Bank, which extension may be given or withheld by the Bank in its sole discretion."

         m. By inserting into Section 7.1 of the Letter Agreement, immediately after the definition of "Indebtedness", the following:

                  "`Liquid Assets' - Such assets of the Borrower and/or of a Pledged Securities Subsidiary of the Borrower as consist of cash, cash-equivalents, readily-marketable commercial paper rated not less than A-1/P-1, and readily-marketable debt securities rated not less than AA by Standard & Poor's Rating Service or its equivalent by Moody's Investors Service, Inc."

         n. By inserting into the definition of "Loan Documents" contained in Section 7.1 of the Letter Agreement, immediately after the words "Revolving Note", the following:

                  ", the pledge by the Borrower to the Bank of the outstanding capital stock of Sapient Securities Corporation"

         o. By inserting into the Letter Agreement, immediately after the definition of "Person", the following:

                  "`Pledged Securities Subsidiary' - Any Subsidiary of the Borrower which satisfies both of the following criteria: (i) such Subsidiary is a Massachusetts `security corporation' within the meaning of Mass. Gen. Laws, Ch. 63, Section38B, and
                  (ii) the Bank holds a fully perfected first priority security interest in all of the outstanding capital stock of such Subsidiary."

         4. The Revolving Note is hereby amended by deleting from the third paragraph of the text of the Revolving Note the date "June 30, 2001" and by substituting in its stead the following:

                  "the Expiration Date (as defined in the Letter Agreement, as same may be amended from time to time)"

         5. Wherever in any Financing Document, or in any certificate or opinion to be delivered in connection therewith, reference is made to a "letter agreement" or to the "Letter Agreement", from and after the date hereof same will be deemed to refer to the Letter Agreement, as amended hereby. All references in any Financing Document, or in any certificate or opinion to be delivered in connection therewith, to the Revolving Note will be deemed to refer to each such instrument as amended pursuant to this Agreement.

         6. In order to induce the Bank to enter into this Agreement, the Borrower agrees to pay, promptly upon receipt of an invoice for same, all costs and expenses of the Bank (including, without limitation, reasonable attorneys' fees) incurred or to be incurred in connection with this Agreement or any of the transactions contemplated hereby.

         7. Further, in order to induce the Bank to enter into this Agreement, the Borrower further represents and warrants as follows:

                  a. The execution, delivery and performance of this Agreement have been duly authorized by the Borrower by all necessary corporate and other action, will not require the consent of any third party and will not conflict with, violate the provisions of, or cause a default or constitute an event which, with the passage of time or the giving of notice or both, could cause a default on the part of the Borrower under its charter documents or by-laws or under any contract, agreement, law, rule, order, ordinance, franchise, instrument or other document, or result in the imposition of any lien or encumbrance (except in favor of the Bank) on any property or assets of the Borrower.

                  b. The Borrower has duly executed and delivered this Agreement.

                  c. This Agreement is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

                  d. The statements, representations and warranties made in each of the Financing Documents continue to be correct as of the date hereof; except as amended, updated and/or supplemented by the attached Supplemental Disclosure Schedule.

                  e. The covenants and agreements of the Borrower contained in any of the Financing Documents have been complied with on and as of the date hereof.

                  f. No event which constitutes or which, with notice or lapse of time, or both, could constitute, an Event of Default (as defined in the Letter Agreement) has occurred and is continuing.

                  g. No material adverse change has occurred in the financial condition of the Borrower from that disclosed in the financial statements of the Borrower heretofore most recently furnished to the Bank.

                  8. Except as expressly affected hereby, the Letter Agreement and each of the other Financing Documents remains in full force and effect as heretofore. Nothing contained herein will be deemed to constitute a waiver (except the express waivers set forth in Section 2 above) nor a release of any provision of any of the Financing Documents. Nothing contained herein will in any event be deemed to constitute an agreement to give a waiver or release or to agree to any amendment or modification of any provision of any of the Financing Documents on any other or future occasion.

         Executed, as an instrument under seal, as of the day and year first above written.

                                          SAPIENT CORPORATION



                                          By:___________________________________
                                             Name:
                                             Title:


Accepted and agreed:
FLEET NATIONAL BANK


By:_____________________________
   Name:
   Title:

                                                                 Exhibit 10.8(a)
                        SUPPLEMENTAL DISCLOSURE SCHEDULE

                               Sapient Corporation
                            Revolving Loan Agreement
                           Disclosure Schedule 2.1(a)

Jurisdictions in which Borrower is Qualified and List of Subsidiaries:

SAPIENT CORPORATION (A DELAWARE CORPORATION)

         California
         Colorado
         Georgia
         Illinois
         Massachusetts
         New Jersey
         New York
         Texas
         Virginia

SAPIENT SERVICES CORPORATION (A DELAWARE CORPORATION)

HUMAN CODE, INC. (A DELAWARE CORPORATION)

HWT, INC. (A DELAWARE CORPORATION, APPROXIMATELY 56% OWNED BY BORROWER)

SAPIENT AUSTRALIA PTY. LTD. (AN AUSTRALIAN COMPANY)

SAPIENT CANADA INC. (AN ONTARIO CORPORATION)

SAPIENT CORPORATION PRIVATE LIMITED (AN INDIA CORPORATION)

SAPIENT GMBH (A GERMAN CORPORATION)

SAPIENT K.K. (A JAPAN CORPORATION, 88% OWNED BY BORROWER)

SAPIENT LIMITED (A UK LIMITED LIABILITY COMPANY)

SAPIENT SECURITIES CORPORATION (A MASSACHUSETTS CORPORATION)

SCE SAPIENT AND CUNEO LUXEMBOURG S.A. (A LUXEMBOURG COMPANY, 50% OWNED BY BORROWER, OWNS 100% OF SAPIENT S.P.A., A JOINT VENTURE IN MILAN, ITALY)

THE LAUNCH GROUP AG (A GERMAN CORPORATION)

All companies are wholly-owned, first-tier subsidiaries, unless otherwise noted.

                               Sapient Corporation
                            Revolving Loan Agreement
                           Disclosure Schedule 2.1(b)


List of 5% or greater stockholders (as of April 1, 2001):

Jerry A. Greenberg (Co-CEO)                 17.2%

J. Stuart Moore (Co-CEO)                    16.6%

                               Sapient Corporation
                            Revolving Loan Agreement
                           Disclosure Schedule 2.1(e)


Litigation:

Sapient Corporation and Subsidiaries are not a party to any material legal proceedings.

On June 20, 2001, a private arbitrator awarded a third party approximately $1.3 million in damages against Sapient, including interest and attorneys' fees. This third party was a subcontractor to Sapient under a contract that Sapient had signed with a client. The third party had alleged that Sapient had ordered certain software licenses from the third party for the client's benefit, which Sapient and the client denied, and was seeking approximately $2.4 million in damages.

                               Sapient Corporation
                            Revolving Loan Agreement
                           Disclosure Schedule 2.1(i)

Transactions outside the ordinary course since December 31, 2000:

On July 2, 2001, Sapient issued a press release announcing certain cost-reduction moves, including a reduction in headcount of approximately 390 employees and the consolidation of certain United States office locations. Sapient will take a restructuring charge of approximately $50 million in connection with these actions. A copy of the press release is attached as Attachment A to this Schedule 2.1(i).

                         Attachment A to Schedule 2.1(i)

MONDAY JULY 2, 9:08 AM EASTERN TIME

PRESS RELEASE

SAPIENT ACCELERATES GLOBAL DELIVERY STRATEGY AND REDUCES HEADCOUNT RELEASES PRELIMINARY RESULTS

SECOND QUARTER PRO FORMA RESULTS EXPECTED TO BE $0.01 PER SHARE BELOW CONSENSUS ESTIMATE

CAMBRIDGE, Mass.--(BUSINESS WIRE)--July 2, 2001-- Sapient (NASDAQ: SAPE - news) reported today that it is intensifying efforts to expand its global distributed delivery model and drive efficiencies throughout its operations. To achieve these objectives, Sapient is reducing its headcount by approximately 390 people, or roughly 14 percent, and plans to substantially increase its operations in India. Nearly all of the reductions will be in North America, where the company will also be consolidating office space in some cities. Additionally, the company announced its intention to exit the game development business.

"The challenges of the economic environment are obvious, but what might be missed is the long term, underlying shift in what clients expect and need from their business partners," said Jerry A. Greenberg, Sapient's co-chairman and co-chief executive officer. "We believe we are uniquely positioned to deliver high value business and technology solutions, rapidly and cost effectively, using a global distributed delivery model. The actions we are taking today will move us towards the balance we need in order to achieve our strategy. However, we certainly wish that the environment were stronger so that we could have accomplished this balance without having to let great people go."

To further the development of its Indian operations, Sapient will relocate approximately 60 of its experienced consultants to the New Delhi office and expand its hiring and recruitment efforts in India. "Global distributed delivery, combined with our expertise in business strategy and user experience, has been a competitive advantage for us and our clients over the past year," said Sheeroy D. Desai, Sapient's chief operating officer. "Our New Delhi operation already comprises more than 250 people, and we have successfully utilized our talent there to help deliver a number of key client engagements."

Sapient will take a restructuring charge of approximately $50 million, most of which will be incurred in the third quarter of 2001. The charge will consist of severance and related expenses from the reduction in workforce, and other costs related to office space consolidations. The company expects cost savings from these actions of approximately $13 million in the third quarter, and $60 million on an annualized basis.

Sapient expects second quarter 2001 revenues of approximately $87 million and a pro forma loss per diluted share (which excludes amortization of intangibles, acquisition costs, stock-based compensation charges, and restructuring costs) of $0.07 per share, compared to consensus estimates of $90 million in revenues and a pro forma loss of

$0.06 per share. Sapient anticipates that its cash position at the end of the second quarter will remain above $250 million. The company did not give guidance for future periods.

Sapient will host a conference call today at 11:00 a.m. (EDT) that will be broadcast live on the Internet. During the call, Sapient officials will discuss today's actions and the company's strategy. For webcast registration information, please go to www.sapient.com/earnings.htm. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. A re-broadcast of the call will be available from 4:00 p.m. (EDT) today through July 16, 2001 at 11:59 p.m. (EDT) by dialing (800) 475-6701 (within the U.S.) or (320) 365-3844 (outside the U.S.) and entering passcode 593954 when prompted.

Actual results for second quarter 2001, and further details about the company's performance and restructuring strategy, will be reported on July 26, 2001. Sapient will host a call at 4:30 pm (EDT) that day.

About Sapient

Sapient, a leading business and technology consultancy, helps its clients successfully deploy technology that results in high value, explicit business outcomes. Founded in 1991, Sapient employs approximately 2,300 people in offices in Atlanta, Austin, Cambridge (Mass.), Chicago, Dallas, Denver, Dusseldorf, Houston, London, Los Angeles, Milan, Munich, New Delhi, New York, San Francisco, Tokyo, Toronto and Washington, D.C. Sapient is included in the Standard & Poor's (S&P) 500 Index. More information about Sapient can be found at www.sapient.com.

This press release contains forward-looking statements, including statements about expected revenues, earnings, and growth rates that involve a number of risks and uncertainties. There are a number of factors that could cause actual events to differ materially from those indicated. Such factors include, without limitation, the Company's ability to continue to attract and retain high quality employees, accurately set fees for and timely complete its current and future client projects, the continued acceptance of the Company's services, the ability of the Company to manage its growth and projects effectively, and the other factors set forth in the Company's most recent Form 10-K and its quarterly Forms 10-Q for the current fiscal year, as filed with the SEC.

Sapient is a registered servicemark of Sapient Corporation.

                               Sapient Corporation
                            Revolving Loan Agreement
                   Disclosure Schedule 4.1, 4.2, 4.3, and 4.5

Item 4.1 - Existing Indebtedness

Sapient Corporation and Subsidiaries have only ongoing trade payables and accrued expenses payable related to ongoing business operations. There is not formal debt in existence, which related to funding activities or obtaining working capital.

Sapient does have obligations related to real and tangible personal property, represented by real estate and equipment leases which exceed one year. These leases are associated directly with business operations, with the schedule of payment due dates disclosed in our annual report. A listing of these obligations is attached.

See also the guarantees referenced in Item 4.3 below.

Item 4.2 - Existing Liens

Sapient is not aware of any existing liens.

Item 4.3 - Existing Guaranties

Sapient has issued standing letters of credit related to leased real estate in the amount of approximately $3.6 million, which have been issued by the Bank. Further, Sapient has, in a limited number of circumstances, guaranteed the debts of certain non-officer employees, related to certain debts. These guarantees are not material to the business operations of the company, and are further guaranteed by future employee bonus payments and stock options exercises.

The company has also entered into certain guarantees in the form of performance bonds related to HWT, Inc. which relate to services contracts entered into between HWT and certain state government entities. These performance bonds can be executed by these state agencies in the case of non performance of duties, which would ultimately result in a financial settlement with Sapient Corporation. The maximum amount represented by these performance bonds is $1.3 million.

Sapient has also guaranteed certain customer contracts and leases of its subsidiaries in the ordinary course of business, the amounts of which are not material individually or in the aggregate.

Item 4.5 - Existing Loans to Officers

There are no outstanding loans to SEC Section 16 officers or members of the Board of Directors. Loans to other employees typically involve approximately one hundred employees at any given point in time, with amounts increasing typically during tax filing deadlines.